UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): August 4, 2005 (August 3, 2005)
ZIX CORPORATION
(Exact name of Registrant as specified in its charter)

TEXAS (State of incorporation or organization)	001-17995 (Commission file number)	75-2216818 (I.R.S. employer identification number)
2711 North Haskell Avenue, Suite 2300, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 1.01 Entry into a Material Definitive Agreement
     SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On August 3, 2005, the Company and the holders of the Company’s Amended and Restated Convertible Notes agreed, subject to the Company raising not less than $7.5 million of unrestricted net proceeds from the issuance of common stock or common stock equivalents prior to August 31, 2005, (i) to extend until October 31, 2005 from August 31, 2005 the date by which $5 million of principal amount of the Amended and Restated Convertible Notes must be redeemed and (ii) to decrease the time period required between share redemption dates under the Amended and Restated Convertible Notes. If the condition to this extension is satisfied, the Company plans to redeem the full $5 million principal amount of the Amended and Restated Convertible Notes to be redeemed by October 31, 2005 using shares of its common stock. If the condition to this extension is not satisfied, the date by which the $5 million of principal amount of the Amended and Restated Convertible Notes must be redeemed will remain August 31, 2005.
     For additional information about the Amended and Restated Convertible Notes, please refer to the summary set forth in the Company’s prior Current Reports on Form 8-K filed on April 14, 2005 and July 26, 2005. The description of the Amended and Restated Convertible Notes contained in this Current Report on Form 8-K is qualified in its entirety by the form of the Amended and Restated Convertible Notes filed as an exhibit to the April 14, 2005 Current Report on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION
Date: August 3, 2005	By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Chief Financial Officer and Treasurer